EXHIBIT 99

FOR IMMEDIATE RELEASE October 20, 2004	Contact: Greg Steffens, President (573) 785-1421

SOUTHERN MISSOURI BANCORP REPORTS RECORD
FIRST QUARTER NET INCOME OF $0.35 PER SHARE

BOARD DECLARES QUARTERLY DIVIDEND OF$.09 PER SHARE

             Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc., ("Company") (NASDAQ: SMBC), the parent corporation of Southern Missouri Bank and Trust Co. ("Bank"), today announced record net income for the first quarter of fiscal 2005 of $793,000, or $.3 5 per diluted share, an increase of 21% from the $.29 per diluted share earned during the same period of the prior year. These earnings resulted in a return on average assets of 1.00% and a return on average equity of 12.02% as compared to respective returns of .99% and 10.93% during the same period of the prior year. The improvement in earnings per share was primarily due to asset growth and increased non-interest income, partially offset by the increase in provision for loan losses.

             The Company's net interest income for the first quarter of fiscal 2005 increased $136,000 to $2.3 million as compared to the same period of the prior year. The increase was primarily due to an increase in average interest earning assets, partially offset by a decrease in average spread. The net interest rate spread for the three-month period ended September 30, 2004 was 2.89% as compared to 2.90% for the fourth quarter of fiscal year 2004, (ended June 30, 2004) and 3.06% for the same period of the prior year. The decrease in interest rate spread was a result of interest earning assets repricing downward at a faster pace than interest bearing liabilities.

             Provisions for loan losses increased $120,000 to $150,000 as compared to $30,000 for the same period of the prior year. The increase was primarily due to loan growth and an increase in outstanding loan commitments as asset quality remained strong with non-performing assets to total assets of .07% as of September 30, 2004 as compared to .11% as of September 30, 2003.

             The Company's non-interest income for the first quarter of fiscal 2005 was $691,000, which represented a 53.2% increase from the $451,000 earned during the same period of the prior year. The increase was primarily due a $121,000 gain realized on sale of investments, increases in banking service charges and other miscellaneous income.

             Overall, the 21% increase in earnings per share is a result of management's continued focus on core business- enhancing customer relationships as well as attracting new ones and managing the Company's resources. Sources of revenue expanded due to strong balance sheet growth, and in particular, growth in loans. In addition, continued efforts in controlling expense resulted in an improved efficiency ratio from 57.85% for the first quarter of the prior year to 54.51% for the current period.

             As mentioned, the Company continues to experience balance sheet growth with total assets increasing $9.0 million, or 2.9%, to $320.9 million at September 30, 2004 as compared to $311.9 million at June 30, 2004. This growth was attributed primarily to a $9.3 million increase in the loan portfolio to $257.7 million, partially offset by a $1.1 million decline in the investment portfolio. Changes in the composition of the loan portfolio included growth in commercial, residential and consumer loans of $7.1 million, $1.6 million and $900,000, respectively. Asset growth has been funded primarily with FHLB advances, which have increased $8.8 million, since June 30, 2004.

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             The Company's stockholders' equity increased $689,000, to $26.6 million at September 30, 2004 from $26.0 million at June 30, 2004. The increase was primarily due to net income and the increase in market value of the investment portfolio, partially offset by stock repurchases and cash dividends.

             The Company is pleased to announce that the Board of Directors, on October 19, 2004, declared its 42nd consecutive quarterly dividend since the inception of the Company. The $.09 cash dividend will be paid November 30, 2004 to shareholders of record at the close of business on November 15, 2004.

             The Company has previously announced the intention to repurchase up to 115,000 shares of its common stock, or approximately 5% of its outstanding common shares. To date, the Company has repurchased 75,000 shares at an average cost of $15.24 per share. The Company will continue to repurchase shares of its common stock under this plan from time to time, subject to market conditions, business opportunities and other economic considerations, and the Company's determination of the most efficient use of capital in order to maximize shareholder value.

             On September 30, 2004, the Company had 2,226,768 common shares outstanding. The common stock traded between $16.29 and $15.05 per share during the quarter ended September 30, 2004, with the last trade of the quarter occurring at $15.90. The Company, through its banking subsidiary, provides a wide array of financial services to Southeastern Missouri through its main office located in Poplar Bluff and seven other full-service facilities located in Poplar Bluff, Dexter, Qulin, Kennett, Doniphan, and Van Buren, Missouri.

             Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgement as of the date of this release. The Company disclaims however, any intent or obligation to update these forward-looking statements.

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SOUTHERN MISSOURI BANCORP, INC.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Selected Financial Data at:	September 30, 2004	June 30, 2004

Total assets	$320,907,000	$311,893,000
Available-for-sale securities	39,064,000	40,206,000
Loans, net	257,659,000	248,355,000
Allowance for losses on loans	2,094,000	1,978,000
Non-performing assets	235,000	298,000
Deposits	211,941,000	211,959,000
FHLB advances	68,000,000	59,250,000
Securities sold under repurchase agreements	5,549,000	6,448,000
Stockholders' equity	26,641,000	25,952,000
Equity to assets ratio	8.30%	8.32%
Allowance for possible loan losses to loans	0.8 1%	0.80%
Non-performing loans as a percentage of loans	0.04%	0.05%

Per common share:
Closing Market Price	15.90	15.76
Tangible book value	10.71	10.26

	Three Months Ended September 30,
Selected Operating Data:	2004	2003
Net interest income	$2,323,000	$2,187,000
Provision for loan losses	150,000	30,000
Noninterest income	691,000	451,000
Noninterest expense	1,643,000	1,526,000
Income taxes	428,000	390,000
Net income	$ 93,000	$692,000

Per common share:
Net earnings:
Basic	$ .36	$ .30
Diluted	$ .35	$ .29
Cash dividends	$ .09	$ .09
Average basic shares outstanding	2,231,856	2,273,269
Average diluted shares outstanding	2,295,654	2,349,451

Profitability Ratios:
Return on average assets	1.00%	.99%
Return on average common equity	12.02%	10.93%
Net interest margin	3.11%	3.30%
Net interest spread	2.89%	3.06%
Efficiency Ratio	54.5 1%	57.85%

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